Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Electronic Arts Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Electronic Arts Inc. of our reports dated May 29, 2007, with respect to the consolidated balance sheets of Electronic Arts Inc. as of March 31, 2007 and April 1, 2006, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended March 31, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 and the effectiveness of internal control over financial reporting as of March 31, 2007, which reports appear in the March 31, 2007, annual report on Form 10-K of Electronic Arts Inc.

Our report dated May 29, 2007 contains an explanatory paragraph that states, as discussed in Notes 1 and 14 to the consolidated financial statements, effective April 1, 2006, Electronic Arts Inc. adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.

/s/ KPMG LLP

Mountain View, California

August 6, 2007